Exhibit 10(a)

                      Written Summary of Culp Home Fashions
                       Division Management Incentive Plan


The plan provides for annual cash bonuses to certain employees of the Culp Home Fashions (CHF) division, on the following basis:

Each participant in the plan has a stated Management Incentive Plan ("MIP") bonus opportunity, stated as a percentage of the participant's annual salary. The bonus opportunity for each participant varies from 10% to 30% of salary. The plan sets forth target levels of three performance measures for the CHF division
- operating income, free cash flow and return on capital, in each case excluding certain extraordinary and non-recurring items. If the division reaches the target levels for each performance measure, bonuses in the amount of 100% of the bonus opportunity will be paid. There is also a minimum threshold level for each performance measure that will cause bonuses to be paid in the amount of 10% of the bonus opportunity, and a maximum threshold level for each performance measure that will cause bonuses to be paid in the amount of 160% of the bonus opportunity. Thus, the bonus amounts under the plan could range from 1% of salary for certain participants to as much as 48% of salary for other participants. In addition, bonuses would only be paid under the plan if the company as a whole reports positive earnings, excluding restructuring and related expenses and other extraordinary items.